TO:       All Media Outlets

FROM:     Standard Management Corporation
          9100 Keystone Crossing
          Indianapolis, IN  46240

DATE:     December 23, 1996

SUBJECT:  Savers Life Insurance Company Acquisition


FOR IMMEDIATE RELEASE


                         STANDARD MANAGEMENT TO MAKE
    THIRD ACQUISITION IN 14 MONTHS


Standard Management Corporation ("SMC" or the "Company") [NASDAQ: SMAN] announced today that it had entered into a definitive agreement to acquire Winston Salem, NC based Savers Life Insurance Company, SMC's third acquisition within the last 14 months.

THE TRANSACTION
SMC will pay approximately $14.2 million for the $80 million asset company, with shareholders of Savers initially receiving $8.00 for each share of Savers common stock, consisting of SMC stock and an election of up to $2 per share in cash. The proposed acquisition is subject to certain conditions including SMC and Savers shareholder approval and approval by applicable regulatory authorities.

SAVERS LIFE INSURANCE COMPANY
Savers offers retirement products, major medical insurance and Medicare supplement insurance through 5,000 independent brokers, primarily in North Carolina, South Carolina and Virginia. A pioneer in the financial institution marketplace, Savers was originally founded to offer retirement products through medium size banks and savings and loans. Savers continues to market through financial institutions and has expanded into the health insurance marketplace by offering Medicare supplement and Major medical coverages. Savers has also secured an exclusive marketing and administrative agreement with QualChoice of North Carolina, an HMO owned by Wake Forest University and North Carolina Baptist Hospital.

SMC Chairman, Ronald D. Hunter, stated, "This acquisition continues a history of acquiring niche product companies and will allow us to further expand our marketing efforts to the age 40 and above marketplace.
                                    -more-

By marrying the products of Savers with those we already offer through our other subsidiaries, we can provide a broad range of products to meet the demands of this marketplace. We are excited about expanding the financial institution marketing program currently underway with Savers. This acquisition is attractive to us because of the fee income generated by this financial institution marketing program as well as fees earned through the administrative agreement mentioned earlier."

"I am also pleased that Jerry Stoltz, founder and President of Savers, will join SMC to assist us in continuing this growth. His knowledge and expertise in the financial institution market will complement the efforts SMC brings to the equation."

"We look forward to working with SMC to build upon the success we have enjoyed at Savers", added Stoltz.
Marketing efforts will be coordinated by George Nasser, a fourteen year veteran of Golden Rule Insurance (a national health insurance provider) and most recently with Bankers Life and Casualty, a Conseco company specializing in the insurance needs of the senior market. Nasser joined SMC in November as Senior Vice President, Marketing. He will be responsible for expanding the distribution of Savers products to SMC's current base of approximately 9,000 agents covering 47 states and for adding SMC's subsidiaries' products to the Savers' portfolio.

Stated Nasser, "We believe there is a great opportunity to introduce the current Savers product portfolio to SMC's national distribution system and SMC's products to the Savers brokers and financial institutions. When combined, we would create a marketing force of approximately 14,000 brokers nationwide. The acquisition of Savers positions us to offer new products through an expanded network allowing us to continue the growth that has highlighted SMC over the past several years."

The acquisition of Savers would increase SMC's total policy count to over 150,000 policies and increase its total assets to approximately $700 million. It is expected to close during the second quarter of 1997.

STANDARD MANAGEMENT CORPORATION
Standard Management Corporation is an Indianapolis, IN based financial services holding company with operations in the U.S. and Europe. Its stated growth strategy is through the sale and distribution of life insurance, annuities, and other investment products and through the acquisition of other companies and blocks of business. The Company has grown from $198 million in assets since its IPO in February, 1993, to over $600 million at November 8, 1996. In addition, the Company has shown an increase in shareholder equity from $4.8 million in February, 1993, to $37.2 million at September 30, 1996.